Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 28, 2014, is by and between Supertel Hospitality, Inc., a Virginia corporation (“Supertel”), and Supertel Hospitality, Inc., a Maryland corporation and a wholly-owned subsidiary of Supertel (“Supertel Maryland”).

WITNESSETH:

WHEREAS, Supertel is a corporation duly formed under the laws of the Commonwealth of Virginia;

WHEREAS, Supertel Maryland is a corporation duly formed under the laws of the State of Maryland; and

WHEREAS, the board of directors of Supertel and the board of directors and sole shareholder of Supertel Maryland each deems it advisable, upon the terms and subject to the conditions of this Agreement, including the approval, as provided herein, of the shareholders of Supertel, that Supertel be reincorporated as a Maryland corporation by the merger of Supertel with and into Supertel Maryland where Supertel Maryland will be the surviving entity; and

WHEREAS, Section 13.1-716 of the Virginia Stock Corporation Act and Section 3-102 of the Maryland General Corporation Law (“MGCL”) permit the merger of a Virginia corporation with and into a Maryland corporation.

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the Commonwealth of Virginia and the State of Maryland, Supertel shall be merged with and into Supertel Maryland (the “Merger”). As a result of the Merger, the identity and separate existence of Supertel shall cease and Supertel Maryland shall continue as the surviving entity of the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02.  Effective Time.  The parties shall cause the Merger to be consummated by filing articles of merger with the State Corporation Commission of the Commonwealth of Virginia and articles of merger with the State Department of Assessments and Taxation of the State of Maryland, as required by, and executed in accordance with the relevant laws of the Commonwealth of Virginia and the State of Maryland, all to be effective as of the later of (i) the time of acceptance of the articles of merger by the State Corporation Commission of the Commonwealth of Virginia and the State Department of Assessments and Taxation of the State of Maryland or (ii) at 6:00 a.m. (Eastern Time) on November 19, 2014 (the “Effective Time”).

Section 1.03.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under the laws of the Commonwealth of Virginia and the State of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers and franchises of Supertel, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Supertel shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.04.  Charter and Bylaws.  The charter and bylaws of Supertel Maryland in effect at the Effective Time of the Merger will be the charter and bylaws of Supertel Maryland as the Surviving Corporation until further amended in accordance with their terms and the MGCL.

Section 1.05.  Directors and Officers.  The executive officers of Supertel Maryland immediately prior to the Effective Time will be the executive officers of the Surviving Corporation thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws. The directors of Supertel Maryland immediately prior to the Effective Time will be the directors of the Surviving Corporation thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.

Section 1.06.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of Supertel acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the proper officers of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of Supertel, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Supertel or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.07.  Further Assurances.  Each of Supertel and Supertel Maryland will execute or cause to be executed all documents and will take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the Commonwealth of Virginia and the State of Maryland to consummate and effect the Merger and further the purpose of this Agreement.

Section 1.08.  Conditions.  Consummation of the Merger and related transactions is subject to satisfaction of the following conditions prior to the Effective Time:

(a)
The Merger must have been approved by the requisite vote of shareholders of Supertel and Supertel Maryland, and all other necessary action must have taken place to authorize the execution, delivery and performance of this Agreement by Supertel and Supertel Maryland.

(b)
All regulatory approvals and, as deemed necessary by Supertel and Supertel Maryland, any third party consents, in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

Section 1.09.  Termination; Amendment.  This Agreement may be terminated and the Merger abandoned or deferred by either Supertel or Supertel Maryland by appropriate resolution of the board of directors of either Supertel or Supertel Maryland at any time prior to the Effective Time notwithstanding approval of this Agreement by the shareholders of Supertel or Supertel Maryland, or both, if circumstances arise which, in the opinion of the board of directors of Supertel or Supertel Maryland make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to any rights of the shareholders to approve any amendment, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

ARTICLE II

STOCK AND STOCK CERTIFICATES

Section 2.01.  Effect of Reincorporation Merger on Capital Stock.  Upon the Effective Date, by virtue of the merger and without any action on the part of Supertel, Supertel Maryland, or the respective shareholders thereof:

(a)
each issued share of Supertel common stock, $0.01 par value per share, outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Supertel Maryland common stock, $0.01 par value per share;

(b)
each issued share of Supertel Series A Convertible Preferred Stock, $0.01 par value per share, outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Supertel Maryland Series A Cumulative Preferred Stock, $0.01 par value per share;

(c)
each issued share of Supertel Series B Cumulative Preferred Stock, $0.01 par value per share, outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Supertel Maryland Series B Cumulative Preferred Stock, $0.01 par value per share;

(d)
each issued share of Supertel Series C Cumulative Convertible Preferred Stock, $0.01 par value per share, outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Supertel Maryland Series C Cumulative Convertible Preferred Stock, $0.01 par value per share; and

(e)
each issued share of Supertel Maryland common stock, $1.00 par value per share, outstanding immediately prior thereto shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

Section 2.02.  Stock Certificates and Documentation.  At and after the Effective Time, all documentation which prior to that time evidenced and represented the shares of Supertel common stock or the shares of Supertel preferred stock, as applicable, shall be deemed for all purposes to evidence ownership of and to represent those shares of Supertel Maryland common stock or Supertel Maryland preferred stock, as applicable, into which the Supertel common stock or the Supertel preferred stock, as applicable, represented by such documentation has been converted as herein provided and shall be so registered on the books and records of Supertel Maryland. The registered owner of any outstanding stock certificate evidencing the Supertel common stock or the Supertel preferred stock, as applicable, shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Supertel Maryland or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Supertel Maryland common stock or shares of Supertel Maryland preferred stock, as applicable, evidenced by such outstanding certificate as above provided.

Section 2.03.  Options, Warrants and Convertible Securities.  Upon the Effective Date, each outstanding option, warrant and right to purchase Supertel common stock, including those options granted under the Supertel 2006 Stock Plan and warrants issued pursuant to the Warrant Agreements, dated as of February 1, 2012 and February 15, 2012, between Supertel and Real Estate Strategies, L.P. (collectively, the “Warrant Agreement”), shall be converted into and become an option, warrant, or right to purchase the number of shares of Supertel Maryland common stock determined by multiplying the number of shares of Supertel common stock subject to the option, warrant or right to purchase by the number one (1), at a price per share equal to the same exercise price of the option, warrant or right to purchase Supertel common stock, and upon the same terms and subject to the same conditions as set forth in the Supertel 2006 Stock Plan, the Warrant Agreement and any other plan or agreement entered into by Supertel pertaining to such options, warrants or rights. A number of shares of Supertel Maryland common stock of the relevant class and series shall be reserved for purposes of the options, warrants and rights described in the preceding sentence equal to the number of shares of Supertel common stock so reserved as of the Effective Date. As of the Effective Date, Supertel Maryland shall assume all obligations of Supertel under agreements pertaining to such options, warrants and rights, including the Supertel 2006 Stock Plan and the Warrant Agreement, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

ARTICLE III

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without giving effect to principles of conflicts of laws.

[Signatures begin on the following page]

IN WITNESS WHEREOF, Supertel and Supertel Maryland have each caused this Agreement to be duly executed, all as of the date first above written.

SUPERTEL HOSPITALITY, INC., a
Virginia corporation

By:	/s/ Kelly A. Walters
Name: Kelly A. Walters
Title: Chief Executive Officer

SUPERTEL HOSPITALITY, INC., a
Maryland corporation

By:	/s/ Kelly A. Walters
Name: Kelly A. Walters
Title: Chief Executive Officer